Exhibit 99.2

Remark Media Announces $1.8 Million Convertible Debt Financing

Atlanta & New York, Nov. 28, 2012 (GLOBE NEWSWIRE) -- Remark Media, Inc. (Nasdaq: MARK), a global digital media company, announced today that it has received $1.8 million in convertible debt financing from Digipac, LLC, a lender controlled by and in part owned by Remark Media's Chairman and Co-Chief Executive Officer, Kai-Shing Tao. Digipac, which was established to provide capital for Remark Media, consists of a global group of media and technology investors. The proceeds will be used to finance the Company's operations, monetize its assets, and fund internal growth as it seeks future acquisitions in the global digital media space.

"I believe strongly in the future of Remark Media. This financing will allow it to pursue new opportunities to create value for its shareholders," said Mr. Tao. "Having been a director of Remark Media since 2007, I'm very enthusiastic about our new direction. Few companies have as rich a history in digital media and international emerging markets as Remark Media, and I look forward to putting that to use in creating future success."

Remark Media intends to acquire value enhancing businesses that can be accelerated with its expertise and competencies in digital media development and operations. Since 2006, the Company has launched digital media businesses in China, Brazil and the United States, covering areas including entertainment, health, personal finance, and sports, among others.

The Convertible Note issued for the financing matures in two years with a 6.67% annual interest rate, and is convertible into Common Stock of the Company at the rate of $1.30 per share. This represents an approximately 33% premium to the average closing price of the Company's Common Stock for the ten trading days prior to entrance into the agreement, and an approximately 50% premium to the closing price on the day of entrance into the agreement. Expected net proceeds are $1.7 million. The Convertible Note and all terms associated with it were negotiated and approved by the Audit Committee of the Board.

About Remark Media:

Remark Media, Inc.(Nasdaq: MARK) is a global digital media company focused on creating destinations that merge engaging content with rich social interaction. Remark Media owns and operates a portfolio of personal finance digital brands including Dimespring.com, Banks.com, IRS.com and FileLater.com. The Company is the exclusive digital publisher in China and Brazil for translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. Remark Media is also a founding partner and developer of Sharecare, a highly searchable social Q&A healthcare platform organizing and answering health and wellness questions. The Company is headquartered in Atlanta with additional operations in New York, Beijing and Sao Paulo. Additional information is available on its corporate website at remarkmedia.com.

Forward-Looking Statements:

This press release contains "forward-looking statements", as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media's filings with the SEC, and include but are not limited to: our losses and need to raise capital; successfully developing and launching new digital media properties; successfully executing upon the acquisition of new businesses; challenges in attracting users to and selling advertising for websites; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

CONTACT: Remark Media

        Investor Relations

        +1 (770) 821-6670

        ir@remarkmedia.com